Exhibit 99.1
Contact: Michael Bermish
Investor Relations Officer
(803) 835-2238
FOR IMMEDIATE RELEASE
WELLMAN, INC. FILES ITS PLAN OF REORGANIZATION
Fort Mill, SC, June 27, 2008 — Wellman, Inc. ([OTC]: WMANQ.OB) announced that the Company and its debtor subsidiaries have filed a Joint Plan of Reorganization (the “Plan”), a Disclosure Statement (the “Disclosure Statement”) and related documents with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).
The Plan is consistent with the Company’s goal to successfully emerge from Chapter 11 as a stand-alone company with improved liquidity and substantially less debt. Further, the Plan reflects the support of certain of the Company’s second lien term loan lenders, who have committed to backstop a rights offering for $80 million of new convertible notes.
“Filing the Plan is a significant step in completing our plan of reorganization and emerging from bankruptcy as a strong, profitable and more competitive company,” said Mark Ruday, Wellman’s Chief Executive Officer.
A hearing to consider the Plan and Disclosure Statement has not yet been scheduled. The Company plans to ask the Bankruptcy Court to confirm the Plan before September 16, 2008 and to emerge from bankruptcy shortly thereafter.
Forward-Looking Statements
Statements contained in this release that are not historical facts, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date of this report based upon current expectations, and we undertake no obligation to update this information. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: our substantial liquidity needs and liquidity pressure; our substantial indebtedness and its impact on our financial health and operations; risks associated with our indebtedness containing floating interest rate provisions and its effect on our financial health if rates rise significantly; our ability to obtain additional financing in the future; risks associated with claims not discharged in the Chapter 11 cases and their effect on our results of operations and profitability; risks associated with the transfers of our equity, or issuances of equity in connection with our reorganization and our ability to utilize our federal income tax net operating loss carry-forwards in the future; our dependence on our management and employees; the adverse effect of competition on our performance; reduced raw material margins; availability and cost of raw materials; reduced sales volumes; increase in costs; volumes of textile imports; prices and volumes of polyester staple fiber and PET resin imports; the financial condition of our customers; change in tax risks; environmental risks; natural disasters; regulatory changes; U.S., European, Asian and global economic conditions; work stoppages; levels of production capacity and profitable operations of assets; prices of competing products; acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2007.